Exhibit 10.1

FORM OF RESTRICTED STOCK AGREEMENT
[ ] GRANT

THIS AGREEMENT, dated as of [ ], (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (the “Company”), and you (the “Director”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Non-Employee Director Equity Compensation Plan (“Plan”) and, where applicable, in the 2006 Long Term Incentive Plan (the “Omnibus Plan”), both as amended and restated as of June 5, 2012.
WHEREAS, the Company has established the Plan, the terms of which Plan, and, to the extent applicable, the Omnibus Plan (but not the standard terms and conditions of Section 8.4 thereof) are made a part hereof;
WHEREAS, the Human Resources Compensation and Committee of the Board of Directors of the Company (the “Committee”) has approved, and the Board of Directors of the Company has ratified, this grant under the terms of the Plan;
NOW, THEREFORE, the parties hereby agree as follows:
1.    Award.
Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Director [ ] number of shares of the Company’s $0.0001 par value Class A Common Stock (the “Common Shares”), which Common Shares will be subject to the terms and conditions set forth below (the “Restricted Stock”). Common Shares will be issued in the name of the Director, deposited in an account for the benefit of the Director, and subjected to appropriate transfer restrictions implemented to reflect the terms, conditions and restrictions applicable to the Restricted Stock as described herein.
2.    Vesting.
The interest of the Director in the Restricted Stock is fully vested on grant, but is subject to transfer restrictions pursuant to Section 3 below.
3.    Transfer Restrictions.
The Restricted Stock granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process before the fourth anniversary of the Grant Date. In the event the Director has a Termination from Service before the fourth anniversary of the Grant Date, the transfer restrictions shall lapse and be removed from the Common Shares within 60 days of the Director’s Termination from Service.
4.    Stockholder Rights.
Except as otherwise provided in this Agreement, the Director will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Common Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends.

5.    Changes in Stock.
In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the number and terms of the Restricted Stock as provided in the Plan.
6.    Compliance with Law.
No Common Shares will be delivered to the Director under this Agreement unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws. The Company reserves the right to impose other requirements on the Restricted Stock, any Common Shares, and the Director's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable to comply with applicable laws. Such requirements may include (but are not limited to) requiring the Director to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
7.    Taxes.
The Director shall be liable for any and all U.S. and foreign income and social taxes, including any required withholding taxes, arising out of this Award. To the extent withholding is required under applicable law, the Company is authorized to deduct from the total number of Common Shares the Director is to receive the total value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate, or to obtain withholdings in any other method permitted by the Plan or the Omnibus Plan. In accordance with U.S. federal income tax withholding requirements, the Company shall withhold on amounts payable to Directors who are considered U.S. nonresident aliens under Code Section 7701(b).
8.    Discretionary Nature of Restricted Stock Award.
Director acknowledges and agrees that the grant of Restricted Stock is a discretionary Alternative Award under Section 6.3 of the Plan. The grant of Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Restricted Stock or other Alternative Award under the Plan in the future.

9.    Data Authorization.
Director acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company and its affiliates hold certain personal information about Director, including Director’s name, home address and telephone number, date of birth, social insurance number, remuneration, nationality, any shares of stock or directorships held in the Company, details of all Restricted Stock or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in Director’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Director’s participation in the Plan, and the Company and/or its affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere, such as the United States. Director authorizes such third party recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Director’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Director’s behalf to a broker or other third party with whom Director may elect to deposit any shares of stock acquired pursuant to the Plan. This authorization is provided by Director solely in connection with and for the purposes of implementation, administration and management of the Plan. Director may, at any time, review Data, require any necessary amendments to it, inquire about the safety measures taken to protect the Data, or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Director’s ability to participate in the Plan.
10.    Miscellaneous.
(a)    The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(b)    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Group Head, Global Rewards.
(c)    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

By /s/_______________________________
Name:
Title:

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